Exhibit 99
Spirit AeroSystems Holdings, Inc.
3801 S. Oliver
Wichita, KS 67210
www.spiritaero.com
Spirit AeroSystems Holdings, Inc. Reports Third Quarter 2011 Financial Results; Reports Revenues of $1.130 billion and Fully Diluted EPS of $0.47 Per Share
•	Third Quarter 2011 Revenues of $1.130 billion

•	Operating Income of $121 million; Operating Margins of 10.7 percent

•	Fully-Diluted Earnings Per Share of $0.47

•	Cash and Cash Equivalents were $138 million

•	Total backlog of approximately $30 billion
     Wichita, Kan., Nov. 3, 2011 — Spirit AeroSystems Holdings, Inc. [NYSE: SPR] reported third quarter 2011 financial results reflecting solid core operating performance and strong demand for large commercial aircraft.
     Spirit’s third quarter 2011 revenues were $1.130 billion, up from $1.002 billion for the same period of 2010 as the company benefited from higher production deliveries during the quarter.
     Operating income was $121 million, compared to $82 million for the same period in 2010, primarily driven by increased volume and model mix. In comparison, the third quarter of 2010 operating income included a $6 million one-time expense and a $4 million unfavorable cumulative catch-up adjustment associated with new program development.
Table 1. Summary Financial Results (unaudited)

	3rd Quarter			Nine Months
($ in millions, except per share data)	2011	2010	Change	2011	2010	Change
Revenues	$1,130	$1,002	13%	$3,645	$3,101	18%
Operating Income	$121	$82	46%	$254	$261	(3%	)
Operating Income as a % of Revenues	10.7%	8.2%	250 BPS	7.0%	8.4%	(140) BPS
Net Income	$67	$46	45%	$132	$157	(16%	)
Net Income as a % of Revenues	6.0%	4.6%	140 BPS	3.6%	5.1%	(150) BPS
Earnings per Share (Fully Diluted)	$0.47	$0.33	42%	$0.93	$1.11	(16%	)
Fully Diluted Weighted Avg Share Count	142.2	141.5		142.3	140.9

     Net income for the quarter was $67 million, or $0.47 per fully diluted share, compared to $46 million, or $0.33 per fully diluted share, in the same period of 2010. Current quarter net income reflects higher interest expense associated with increased long-term debt, partially offset by a lower effective tax rate as compared to the third quarter of 2010. (Table 1)
     “This quarter marked a number of important milestones, including the certification of the 787-8 and 747-8 Freighter, the initial delivery of a 787-8 to an airline customer and the announcement of the 737 MAX, where we look to play a significant role on the derivative that extends the life of this very successful platform,” said President and Chief Executive Officer Jeff Turner. “For the 747-8 and 787-8, these are notable achievements that enable us to move on to the programs’ production phase where we can begin to realize their long-term value.”
     “Our other development programs continue to make progress toward important near-term milestones in testing and certification. We are focused on supporting our customers in meeting these milestones and positioning these programs for long-term success,” Turner continued.
     “Our backlog of $30 billion reflects the strong global demand for commercial aircraft and positions us well to realize the long-term value of these core programs for our customers, shareholders, and employees,” Turner concluded.
     Spirit’s backlog at the end of the third quarter of 2011 increased by 4 percent to $30 billion as orders exceeded deliveries. Spirit calculates its backlog based on contractual prices for products and volumes from the published firm order backlogs of Airbus and Boeing, along with firm orders from other customers.
     Spirit updated its contract profitability estimates during the third quarter of 2011, resulting in a net pre-tax $4 million favorable cumulative catch-up adjustment and an additional $10 million forward-loss on the CH-53K program due to a shift in the make versus buy strategy in the development phase of the program. In comparison, Spirit recognized a ($4) million unfavorable cumulative catch-up adjustment for the third quarter of 2010.

     Cash flow from operations was a $66 million source of cash for the third quarter of 2011, compared to a $122 million use of cash for the third quarter of 2010. The current quarter working capital reflects increased inventory offset by favorable accounts receivable and the timing of payables. (Table 2)
Table 2. Cash Flow and Liquidity

	3rd Quarter				Nine Months
($ in millions)	2011		2010		2011		2010
Cash Flow from Operations		$66	$	(122)	$	(176)	$	(239)
Purchases of Property, Plant & Equipment	$	(80)	$	(52)	$	(164)	$	(183)

	September 29,	December 31,
Liquidity	2011	2010
Cash	$138	$482
Total Debt	$1,204	$1,197
     Cash balances at the end of the quarter were $138 million while the company’s $650 million revolving credit facility remained undrawn. Approximately $20 million of the credit facility is reserved for financial letters of credit. Debt balances at the end of the third quarter were $1,204 million.
     The company’s credit rating remains unchanged at the end of the third quarter 2011 with a BB rating, stable outlook by Standard & Poor’s and a Ba2 rating, stable outlook by Moody’s Investor Services.

Financial Outlook
     Spirit revenue guidance for the full-year 2011 is updated and expected to be approximately $4.7 billion based on Boeing’s 2011 delivery guidance of ~480 aircraft; expected B787 ship set deliveries; expected Airbus deliveries in 2011 of approximately 520 to 530 aircraft; internal Spirit forecasts for other customer production activities; expected non-production revenues; and foreign exchange rates consistent with those in the third quarter of 2011.
     Fully diluted earnings per share guidance for 2011 remains unchanged at $1.40-$1.50.
     Guidance for cash flow from operations, less capital expenditures, is expected to be between a $250 and $300 million use of cash in the aggregate, with capital expenditures of approximately $250 million.
     The 2011 forecasted effective tax rate is updated to approximately 31 percent. (Table 3)
     Risk to our financial guidance includes, among other factors; 787 delivery volumes; higher than forecast non-recurring and recurring costs on our development programs; mid-range business jet market risks; and our ability to achieve anticipated productivity and cost improvements.

Table 3. Financial Outlook	2010 Actual	2011 Guidance
Revenues	$4.2 billion	~$4.7 billion
Earnings Per Share (Fully Diluted)	$1.55	$1.40 - $1.50
Effective Tax Rate	26.3%	~ 31%
Cash Flow from Operations	$125 million	($50)- $0 million
Capital Expenditures	$288 million	~$250 million

Cautionary Statement Regarding Forward-Looking Statements
This press release contains “forward-looking statements.” Forward-looking statements reflect our current expectations or forecasts of future events. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “anticipate,” “intend,” “estimate,” “believe,” “project,” “continue,” “plan,” “forecast,” or other similar words, or the negative thereof, unless the context requires otherwise. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. Our actual results may vary materially from those anticipated in forward-looking statements. We caution investors not to place undue reliance on any forward-looking statements. Important factors that could cause actual results to differ materially from those reflected in such forward-looking statements and that should be considered in evaluating our outlook include, but are not limited to, the following: our ability to continue to grow our business and execute our growth strategy, including the timing, execution and profitability of new programs; our ability to perform our obligations and manage costs related to our new commercial and business aircraft development programs and the related recurring production; margin pressures and the potential for additional forward-losses on aircraft development programs; our ability to accommodate, and the cost of accommodating, announced increases in the build rates of certain aircraft, including, but not limited to, the Boeing B737, B747, B767 and B777 programs, and the Airbus A320 and A380 programs; the effect on business and commercial aircraft demand and build rates of continuing weakness in the global economy and economic challenges facing commercial airlines, a lack of business and consumer confidence, and the impact of continuing instability in global financial and credit markets, including, but not limited to, any failure to avert a sovereign debt crisis in Europe; customer cancellations or deferrals as a result of global economic uncertainty; the success and timely execution of key milestones such as deliveries of Boeing’s new B787 and certification and delivery of Airbus’ new A350 XWB aircraft programs, including first flight, certification and first delivery for the Airbus A350 XWB, receipt of necessary regulatory approvals, and customer adherence to their announced schedules; our ability to enter into profitable supply arrangements with additional customers; the ability of all parties to satisfy their performance requirements under existing supply contracts with Boeing and Airbus, our two major customers, and other customers and the risk of nonpayment by such customers; any adverse impact on Boeing’s and Airbus’ production of aircraft resulting from cancellations, deferrals or reduced orders by their customers or from labor disputes or acts of terrorism; any adverse impact on the demand for air travel or our operations from the outbreak of diseases or epidemic or pandemic outbreaks; returns on pension plan assets and impact of future discount rate changes on pension obligations; our ability to borrow additional funds or refinance debt; competition from original equipment manufacturers and other aerostructures suppliers; the effect of governmental laws, such as U.S. export control laws and U.S. and foreign anti-bribery laws such as the Foreign Corrupt Practices Act and United Kingdom Bribery Act, environmental laws and agency regulations, both in the U.S. and abroad; the cost and availability of raw materials and purchased components; our ability to successfully extend or renegotiate our primary collective bargaining contracts with our labor unions; our ability to recruit and retain highly skilled employees and our relationships with the unions representing many of our employees; spending by the U.S. and other governments on defense; the possibility that our cash flows and borrowing facilities may not be adequate for our additional capital needs or for payment of interest on and principal of our indebtedness; our exposure under our existing senior secured revolving credit facility to higher interest payments should interest rates increase substantially; the effectiveness of our interest rate and foreign currency hedging programs; the outcome or impact of ongoing or future litigation, claims and regulatory actions; and our exposure to potential product liability and warranty claims. These factors are not exhaustive and it is not possible for us to predict all factors that could cause actual results to differ materially from those reflected in our forward-looking statements. These factors speak only as of the date hereof, and new factors may emerge or changes to the foregoing factors may occur that could impact our business. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. Except to the extent required by law, we undertake no obligation to, and expressly disclaim any obligation to, publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should review carefully the sections captioned “Risk Factors” in our 2010 Form 10-K filed February 22, 2011 and our second quarter 2011 Form 10-Q filed August 5 for a more complete discussion of these and other factors that may affect our business.

Appendix
Segment Results
Fuselage Systems
     Fuselage Systems segment revenues for the third quarter of 2011 were $542 million, up 12 percent from the same period last year, primarily driven by higher twin-aisle production volumes. Operating margin for the third quarter of 2011 was 14.7 percent as compared to 13.9 percent during the same period of 2010. The segment recorded an additional pre-tax $10 million forward-loss charge due to a shift in the make versus buy strategy of the development phase of the CH-53K program, which was partially offset by a favorable pre-tax $1 million cumulative catch-up adjustment.
Propulsion Systems
     Propulsion Systems segment revenues for the third quarter of 2011 were $309 million, up 22 percent from the same period last year, largely driven by higher twin-aisle production volumes and increased aftermarket volumes. Operating margin for the third quarter of 2011 was 17.1 percent as compared to 12.1 percent in the third quarter of 2010. In the third quarter of 2011 the segment realized a favorable pre-tax $5 million cumulative catch-up adjustment.
Wing Systems
     Wing Systems segment revenues for the third quarter of 2011 were $277 million, up 5 percent from the same period last year, primarily driven by higher twin-aisle production volumes. Operating margin for the third quarter of 2011 was 8.2 percent as compared to 9.8 percent during the same period of 2010, as the segment recorded an unfavorable pre-tax $2 million cumulative catch-up adjustment in 2011.

Table 4. Segment Reporting		(unaudited)			(unaudited)
	3rd Quarter			Nine Months
($ in millions)	2011	2010	Change	2011	2010	Change
Segment Revenues
Fuselage Systems	$541.6	$484.6	11.8%	$1,842.7	$1,516.0	21.6%
Propulsion Systems	$309.1	$252.6	22.4%	$899.8	$799.0	12.6%
Wing Systems	$276.8	$263.9	4.9%	$894.2	$779.7	14.7%
All Other	$2.2	$0.9		$8.2	$6.6

Total Segment Revenues	$1,129.7	$1,002.0	12.7%	$3,644.9	$3,101.3	17.5%

Segment Earnings from Operations
Fuselage Systems	$79.6	$67.6	17.8%	$221.7	$224.4	(1.2%)
Propulsion Systems	$52.8	$30.6	72.5%	$141.8	$97.6	45.3%
Wing Systems	$22.6	$25.9	(12.7%)	$8.8	$73.1	(88.0%)
All Other	$1.3	$(0.1)		$1.8	$(2.3)

Total Segment Operating Earnings	$156.3	$124.0	26.0%	$374.1	$392.8	(4.8%)

Unallocated Corporate SG&A Expense	$(35.1)	$(34.4)	2.0%	$(107.8)	$(104.1)	3.6%
Unallocated Research & Development Expense	$(0.7)	$(0.7)	0.0%	$(1.7)	$(2.2)	(22.7%)
Unallocated Cost of Sales	$0.0	$(6.5)	(100.0%)	$(10.9)	$(25.4)	(57.1%)

Total Earnings from Operations	$120.5	$82.4	46.2%	$253.7	$261.1	(2.8%)

Segment Operating Earnings as % of Revenues
Fuselage Systems	14.7%	13.9%	80 BPS	12.0%	14.8%	(280) BPS
Propulsion Systems	17.1%	12.1%	500 BPS	15.8%	12.2%	360 BPS
Wing Systems	8.2%	9.8%	(160) BPS	1.0%	9.4%	(840) BPS
All Other	59.1%	(11.1%)		22.0%	(34.8%)

Total Segment Operating Earnings as % of Revenues	13.8%	12.4%	140 BPS	10.3%	12.7%	(240) BPS

Total Operating Earnings as % of Revenues	10.7%	8.2%	250 BPS	7.0%	8.4%	(140) BPS
Contact information:
Investor Relations: Coleen Tabor (316) 523-7040
Media: Ken Evans (316) 523-4070
On the web: http://www.spiritaero.com

Spirit Ship Set Deliveries
(One Ship Set equals One Aircraft)
2010 Spirit AeroSystems Deliveries

	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Total 2010

B737	94	96	93	89	372
B747	3	1	2	4	10
B767	3	4	3	5	15
B777	21	18	14	14	67
B787	5	4	4	3	16

Total	126	123	116	115	480
A320 Family	102	95	75	96	368
A330/340	25	23	5	19	72
A380	1	5	7	5	18

Total	128	123	87	120	458
Business/Regional Jet*	5	6	6	10	27

Total Spirit	259	252	209	245	965

2011 Spirit AeroSystems Deliveries

	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	YTD 2011

B737	93	97	95		285
B747	4	3	4		11
B767	5	6	6		17
B777	16	22	21		59
B787	6	7	5		18

Total	124	135	131		390
A320 Family	103	91	103		297
A330/340	18	26	24		68
A380	6	5	7		18

Total	127	122	134		383
Business/Regional Jet	8	10	8		26

Total Spirit	259	267	273		799

*	Previously included Hawker-Beechcraft products only. Now includes Spirit deliveries associated with business and regional jets.

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Statements of Operations
(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 29, 2011	September 30, 2010	September 29, 2011	September 30, 2010
		($ in millions, except per share data)
Net revenues	$1,129.7	$1,002.0	$3,644.9	$3,101.3
Operating costs and expenses:
Cost of sales	963.0	868.5	3,245.6	2,689.2
Selling, general and administrative	38.4	38.5	118.5	115.9
Research and development	7.8	12.6	27.1	35.1

Total operating costs and expenses	1,009.2	919.6	3,391.2	2,840.2
Operating income	120.5	82.4	253.7	261.1
Interest expense and financing fee amortization	(19.0)	(12.8)	(61.6)	(40.6)
Interest income	—	—	0.2	0.2
Other income (expense), net	(1.6)	2.5	—	(0.3)

Income before income taxes and equity in net loss of affiliate	99.9	72.1	192.3	220.4
Income tax provision	(32.4)	(25.4)	(59.6)	(62.8)

Income before equity in net loss of affiliate	67.5	46.7	132.7	157.6
Equity in net loss of affiliate	(0.2)	(0.3)	(0.7)	(0.6)

Net income	$67.3	$46.4	$132.0	$157.0

Earnings per share
Basic	$0.48	$0.33	$0.93	$1.13
Shares	139.4	138.3	139.1	137.7

Diluted	$0.47	$0.33	$0.93	$1.11
Shares	142.2	141.5	142.3	140.9

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Balance Sheets
(unaudited)

	September 29,	December 31,
	2011	2010
	($ in millions)
Current assets
Cash and cash equivalents	$138.3	$481.6
Accounts receivable, net	333.2	200.2
Inventory, net	2,571.9	2,507.9
Other current assets	98.5	105.0

Total current assets	3,141.9	3,294.7
Property, plant and equipment, net	1,542.4	1,470.0
Pension assets	191.5	172.4
Other assets	116.0	164.9

Total assets	$4,991.8	$5,102.0

Current liabilities
Accounts payable	$521.7	$443.5
Accrued expenses	236.0	219.6
Current portion of long-term debt	14.7	9.5
Advance payments, short-term	7.8	169.4
Deferred revenue, short-term	30.9	302.6
Other current liabilities	12.4	19.5

Total current liabilities	823.5	1,164.1
Long-term debt	1,189.6	1,187.3
Advance payments, long-term	658.1	655.2
Deferred revenue and other deferred credits	33.8	29.0
Pension/OPEB obligation	77.6	72.5
Other liabilities	253.8	183.0
Equity
Preferred stock, par value $0.01, 10,000,000 shares authorized, no shares issued	—	—
Common stock, Class A par value $0.01, 200,000,000 shares authorized, 118,507,150 and 107,201,314 issued, respectively	1.2	1.1
Common stock, Class B par value $0.01, 150,000,000 shares authorized, 24,371,445 and 34,897,388 shares issued, respectively	0.2	0.3
Additional paid-in capital	993.3	983.6
Accumulated other comprehensive loss	(72.5)	(75.3)
Retained earnings	1,032.7	900.7

Total shareholders’ equity	1,954.9	1,810.4
Noncontrolling interest	0.5	0.5

Total equity	1,955.4	1,810.9

Total liabilities and equity	$4,991.8	$5,102.0

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited)

	For the Nine Months Ended
	September 29, 2011	September 30, 2010
	($ in millions)
Operating activities
Net income	$132.0	$157.0
Adjustments to reconcile net income to net cash (used in) operating activities
Depreciation expense	97.0	84.5
Amortization expense	10.6	9.2
Employee stock compensation expense	8.6	23.5
Excess tax benefits from share-based payment arrangements	(1.2)	(4.9)
Loss on disposition of assets	0.8	—
Loss from foreign currency transactions	1.2	4.4
Deferred taxes	16.0	6.1
Long-term tax (benefit) provision	8.9	(17.6)
Pension and other post-retirement benefits, net	(7.4)	(6.3)
Grant income	(4.0)	(1.9)
Equity in net loss of affiliate	0.7	0.6
Changes in assets and liabilities
Accounts receivable	(127.9)	(130.5)
Inventory, net	(61.1)	(268.1)
Accounts payable and accrued liabilities	93.7	12.7
Advance payments	(158.7)	(116.6)
Deferred revenue and other deferred credits	(265.1)	(38.0)
Other	80.1	46.9

Net cash (used in) operating activities	(175.8)	(239.0)

Investing activities
Purchase of property, plant and equipment	(164.2)	(183.0)
Other	0.4	(0.5)

Net cash (used in) investing activities	(163.8)	(183.5)

Financing activities
Proceeds from revolving credit facility	—	125.0
Principal payments of debt	(5.3)	(8.0)
Debt issuance and financing costs	—	(0.2)
Excess tax benefits from share-based payment arrangements	1.2	4.9

Net cash provided by (used in) financing activities	(4.1)	121.7

Effect of exchange rate changes on cash and cash equivalents	0.4	(1.9)

Net decrease in cash and cash equivalents for the period	(343.3)	(302.7)
Cash and cash equivalents, beginning of the period	481.6	369.0

Cash and cash equivalents, end of the period	$138.3	$66.3